Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (333-240204) of RPM International Inc. of our report dated June 20, 2025, relating to the financial statements and supplemental schedule of the RPM International Inc. Union 401(k) Trust and Plan which appear in this Form 11-K for the year ended December 31, 2024.

/s/ BDO USA, P.C.

Cleveland, Ohio

June 20, 2025